Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

RED ROBIN INTERNATIONAL, INC.

(as Buyer),

AND

DANE COUNTY ROBINS, INC.

MINNESOTA ROBINS, INC.

AND

HENNEPIN COUNTY ROBINS, INC.

(as Sellers)

April 15, 2008

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5.2	Cooperation and Best Efforts to Complete Transaction	25
5.3	Conduct of Restaurant By The Sellers Prior to the Closing Date	25
5.4	Press Releases	27
5.5	Access to Information and Employees	27
5.6	Confidentiality	27
5.7	Consultation and Reporting	27
5.8	Update Schedules	28
5.9	Franchise Agreements	28
5.10	Transition Activities	28
ARTICLE VI	CONDITIONS TO OBLIGATION OF THE BUYER	29
6.1	Representations and Warranties	29
6.2	Covenants and Obligations of the Sellers	29
6.3	Consents	29
6.4	Absence of Material Adverse Change	29
6.5	Absence of Litigation	29
6.6	Termination of Plans	30
6.7	Franchise Agreements	30
6.8	Funded Indebtedness	30
6.9	New Real Property Leases	30
6.10	Permits and Liquor Licenses	30
6.11	Documents	30
6.12	Non-Solicitation Agreements	30
6.13	Opinion of Counsel	30
6.14	Title Policies	30
ARTICLE VII	CONDITIONS TO OBLIGATIONS OF THE SELLERS	31
7.1	Delivery of Consideration	31
7.2	Representations and Warranties	31
7.3	Covenants and Obligations of the Buyer	31
7.4	Absence of Litigation	31
7.5	Governmental Filings	31
7.6	Documents	31
ARTICLE VIII	TERMINATION	31
8.1	Termination Prior to Closing	31
8.2	Effect of Termination	32
ARTICLE IX	ADDITIONAL AGREEMENTS	32
9.1	Survival	32
9.2	Indemnification	32
9.3	Indemnification Procedures	33
9.4	Transaction Expenses	35
9.5	Transaction Taxes	35
9.6	Further Assurances; Transition Assistance	35
9.7	Allocation Ad Valorem Taxes	35
9.8	Termination of Franchise Agreement and Area Development Agreement	36
ARTICLE X	DEFINITIONS	36
ARTICLE XI	MISCELLANEOUS	43
11.1	No Third Party Beneficiaries	43
11.2	Entire Agreement	43
11.3	Successors and Assigns	43
11.4	Counterparts	43
11.5	Headings	43
11.6	Notices	43

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11.7	Governing Law	44
11.8	Amendments and Waivers	44
11.9	Incorporation of Exhibits and Schedules	45
11.10	Independence of Covenants and Representations and Warranties	45
11.11	Remedies	45
11.12	Severability	45
11.13	Construction	45

iii

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 15, 2008, among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Buyer”) and Dane County Robins, Inc., a Wisconsin corporation (“Dane County Robins”), Minnesota Robins, Inc., a Wisconsin corporation (“Minnesota Robins”) and Hennepin County Robins, Inc. a Wisconsin corporation (“Hennepin County Robins”).  Dane County Robins, Minnesota Robins and Hennepin County Robins are sometimes referred to herein as a “Seller” and collectively as the “Sellers”.  The Sellers and the Buyer are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1.            Dane County Robins and Minnesota Robins and the Buyer are parties to those certain Area Development Agreements, dated October 10, 2005 (as amended, collectively, the “Area Development Agreement”) pursuant to which Dane County Robins and Minnesota Robins were granted the right and undertook the obligation to develop, own and operate “Red Robin Gourmet Burgers” restaurants in the geographic area specified in the Area Development Agreement.

2.            Each Seller owns personal property and interests in real property used in the operation of the “Red Robin Gourmet Burgers” restaurants listed under such Seller’s name on Exhibit A (the “Restaurants”) pursuant to the Franchise Agreements listed under such Seller’s name on Exhibit B (the “Franchise Agreements”).

3.            The Buyer desires to purchase from the Sellers substantially all of the assets owned by the Sellers that are used by the Sellers in the operation of the Restaurants, and to assume certain liabilities of the Sellers specified herein, and the Sellers desire to sell such assets in exchange for cash and the assumption of such specified liabilities by the Buyer.

4.            In connection with the consummation of the transactions contemplated herein, and pursuant to the terms of that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) between the Buyer and North Central Wisconsin Robins, Inc., a Wisconsin corporation (“NCW Robins”), an Affiliate of the Sellers, Buyer desires to purchase all of the common stock of NCW Robins and continue the development and construction of the Eau Claire Restaurant.

5.            Capitalized terms not otherwise defined shall have the meanings set forth in Article X.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1           Purchased Assets.  On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Sellers, and each Seller shall sell, transfer, assign, convey and deliver to the Buyer, all of each Seller’s right, title and interest in and to all the tangible and intangible assets, business, goodwill and rights of such Seller used in the operation, maintenance or ownership of the Restaurants, other than the Excluded Assets, as the same shall exist immediately prior to the Closing (all such assets, business, goodwill and rights being purchased from the Sellers hereunder are collectively referred to as the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens).  By way of illustration and not limitation and except as otherwise included within the definition of Excluded Assets, the Purchased Assets shall include:

(a)           The Sellers’ interests in and to the Assumed Real Property Leases, including all of the Sellers’ interests in tenant improvements, fixtures and fittings and easements, rights of way and other appurtenances related to such Assumed Real Property Leases;

(b)           all the Sellers’ tangible personal property used in the normal and customary operations of the Restaurants (whether or not located or installed in a Restaurant), including, but not limited to, all appliances, machinery, kitchen equipment, office equipment, furniture, fixtures, computer equipment, artwork, pots and pans, cooking utensils, silverware, flatware, glassware and dishes;

(c)           all the Sellers’ supplies and inventories of foodstuffs, beverages (including alcoholic beverages), raw materials and ingredients, paper products, cleaning supplies and other supplies (the “Inventory”);

(d)           the register cash and backup change maintained at the Restaurants, to the extent reflected on the Closing Date Balance Sheet and in the Actual Adjustment Amount (“Till Cash”);

(e)           all the Sellers’ interest and rights in and to the contracts, purchase orders and other agreements or arrangements of the Sellers identified on Schedule 1.1(e) (the “Assumed Contracts”);

(f)            deposits made by the Sellers to vendors and lessors and prepaid expenses paid by the Sellers prior to Closing in the ordinary course of business and consistent with the Sellers’ past practice and that are in existence, including, without limitation, prepaid utilities, prepaid real estate or personal property taxes associated with the Purchased Assets, amounts deposited or prepaid with respect to Assumed Contracts and the Assumed Real Property Leases, and prepaid rent and prepaid taxes, but not including those items described in Section 1.2(h), to the extent reflected on the Closing Date Balance Sheet and in the Actual Adjustment Amount (“Prepaid Expenses”);

(g)           the Sellers’ Permits, registrations, certificates or similar rights relating to the operation of the Restaurants, subject to the approval of Governmental Entities authorizing the transfer of such Permits;

(h)           all the Sellers’ claims, choses-in-action, warranties, refunds, rights of recovery, rights to set-off and rights of recoupment of any kind arising on or after the Closing Date with respect to any Purchased Asset;

(i)            all the Sellers’ claims under insurance policies providing coverage relating to the Restaurants;

(j)            all the Sellers’ rights to Intellectual Property, telephone and facsimile numbers, e-mail addresses, websites, domain names and listings used in the operation of the Restaurants, as well as all rights, subject to Section 1.2(c), to receive mail and other communications addressed to any Seller and specifically relating to the operation of the Restaurants (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets);

(k)           a copy of all the Sellers’ books, records, ledgers, files, documents and correspondence, and all vendor and customer lists, files and materials pertaining to the Sellers’ current employees, operating manuals, studies, reports, creative materials, advertising and promotional materials, training manuals, and other materials and other printed or written materials relating to the Restaurants; and

(l)            all other assets of any nature whatsoever owned by the Sellers relating to the Restaurants or the Purchased Assets, other than the Excluded Assets.

1.2          Excluded Assets.  Notwithstanding anything contained in Section 1.1, the Purchased Assets shall not include the following assets and rights of the Sellers (collectively, the “Excluded Assets”):

(a)           the telephone number of the Sellers’ corporate offices located at 6592 Lake Road, Suite D, Windsor, Wisconsin 53598, and the fixed assets, furniture and equipment located at each office;

(b)           all interests and rights in and to any contracts, purchase orders and other agreements or arrangements of the Sellers which are not identified on Schedule 1.1(e);

(c)           all rights to receive mail and other communications addressed to any Seller relating to any of the Excluded Assets or the Excluded Liabilities;

(d)           all assets relating to or owned by, and all rights in and to, any Plan;

(e)           the Fundamental Documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, certificates, if any, in respect of shares, and other similar documents relating to the organization, maintenance and existence of each Seller as a corporation;

(f)            all bank accounts and amounts on deposit therein;

(g)           all accounts and other receivables, including credit card receivables, credit card receivables in transit or notes receivable and all rebates to the extent such rebates relate to periods prior to the Closing Date;

(h)           prepaid expenses not incurred in the ordinary course of business and all prepaid taxes other than prepaid real estate or personal property taxes associated with the Purchased Assets;

(i)            any assets located at the Restaurants which are owned by the Buyer or other Person not a Seller, including without limitation all automated teller machines;

(j)            the Owned Real Property;

(k)           all the Sellers’ books, records, ledgers, files, documents and correspondence and a copy of all employee, customer, and vendor files and contracts;

(l)            the Affiliate Leases;

(m)          all of the rights of each Seller under this Agreement and the other Documents; and

(n)           the domain name dcrobins.com and the email address tgotzion@dcrobins.com.

1.3          Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, each Seller shall transfer to the Buyer, and the Buyer shall assume and discharge or perform when due in accordance with the terms thereof, each of, but only, the following Liabilities of such Seller (collectively, the “Assumed Liabilities”):

(a)           all accounts payable, accrued expenses, accrued utilities and accrued rent payable (other than amounts payable with respect to the Affiliate Leases), in each case only to the extent (i) reflected on the Closing Date Balance Sheet, or (ii) incurred by the Sellers prior to the Closing Date in the ordinary course of business and consistent with the Sellers’ past practice for the direct benefit of the operation of the Restaurants for goods and services that are to be delivered or performed after the Closing Date to the extent (A) such amounts are set forth on the certificate delivered by the Sellers pursuant to Section 6.1(a)(xi), or (B) do not exceed $16,500 in the aggregate;

(b)           all liabilities related to gift cards as reflected on the Closing Date Balance Sheet;

(c)           all obligations arising after the Closing Date under the Assumed Real Property Leases or the Assumed Contracts (other than any obligation or Liability arising out of or in connection with any breach of any Assumed Real Property Lease or any Assumed Contract occurring as of or prior to the Closing Date); and

(d)           Training Costs not otherwise paid to or credited the Sellers pursuant to Sections 2.4 and 2.5.

1.4          Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of any Seller or relating to the operation of the Restaurants prior to the Closing (the “Excluded Liabilities”).  Each Seller hereby acknowledges that the Sellers are retaining the Excluded Liabilities, and the Sellers shall pay, discharge and perform all such Excluded Liabilities promptly when due.  The Excluded Liabilities shall include, by way of illustration and not limitation:

(a)           any of the Liabilities of any Seller under this Agreement and the other Documents;

(b)           any of the Liabilities of any Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the other Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees, and brokerage or finders’ fees incurred by or imposed upon any Seller);

(c)           any Liabilities of any Seller for Funded Indebtedness;

(d)           any Liability of any Seller under any agreement, contract, commitment, document, license, lease or Permit arising out of events occurring prior to the Closing Date or a breach or alleged breach thereof that occurred as of or prior to the Closing;

(e)           any Liabilities arising in connection with the Excluded Assets;

(f)            any Liability of any Seller with respect to any Taxes with respect to periods ending before the Closing Date (without regard to when such taxes are assessed or payable);

(g)           any Liability of any Seller (i) arising by reason of any violation or alleged violation of any Permit (including any Liquor License) or any Law or any requirement of any Governmental Entity, (ii) arising under any Environmental and Safety Requirements (except to the extent specifically required or endorsed by Buyer in writing prior to the Closing); including, without limitation, those with respect to the ownership or operation of the Restaurants or the assets and properties of the Restaurants by any Seller or any other Person at any time prior to the Closing Date; (iii) arising by reason of any violation of any Law or any requirement of any Governmental Entity relating to or affecting the employment by any Seller of its employees, or (iv) arising by reason of any breach or alleged breach by any Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, in any such case to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date, notwithstanding that the date on which any action or claim is commenced or made is after such Closing;

(h)           any Liabilities of any Seller for which the Buyer may become liable as a result of or in connection with the failure by the Sellers to fully and properly comply with any bulk sales or transfers laws;

(i)            any Liabilities of any Seller arising out of the injury to or death of any Person or animal or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts of components thereof), sold, or for services performed by any Seller, to the extent any of such Liabilities result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing Date, notwithstanding that the date on which any action or claim is commenced or made is after the Closing Date;

(j)            any Liabilities of any Seller relating to any legal action or Proceeding arising out of or in connection with any Seller’s operation of its Restaurants prior to the Closing or any other conduct of any Seller or its officers, directors, employees, stockholders, consultants, agents or advisors, whether or not disclosed on the Schedules hereto;

(k)           any Liabilities of any Seller (i) for severance pay or the like with respect to any employee of any Seller that is not offered, or that does not accept, employment with the Buyer upon completion of the Transactions, (ii) for wages or other compensation payable to any employee of any Seller for periods prior to the Closing Date; (iii) for COBRA continuation coverage for M&A qualified beneficiaries, as defined in Section 6.6; or (iv) for accrued but unpaid vacation pay owed to the Sellers’ employees;

(l)            any Liabilities of any Seller for bonuses or like payments to any director, officer or employee of such Seller for the period ending on or prior to the Closing;

(m)          any Liabilities relating to any Plan of any Seller;

(n)           any Liability of any Seller for worker’s compensation or unemployment compensation, based on an event occurring prior to the Closing Date;

(o)           any Liabilities of any Seller to any stockholder or Affiliate of such Seller;

(p)           any Liabilities arising or pertaining to the Affiliate Leases;

(q)           any Liabilities associated with the Owned Real Property, other than under the New Leases;

(r)            any Liabilities arising or pertaining to activities conducted by the Sellers after the Closing Date; and

(s)           any other Liability of any Seller not expressly assumed by the Buyer under Section 1.3 including any Liabilities not appearing on the face of the Closing Date Balance Sheet (excluding the notes thereto), any contingent Liabilities, any damage, accident, injury or death occurring, or the facts giving rise to which occurred, prior to the Closing Date or any state of facts existing at or prior to the Closing Date, regardless of when asserted, which are not expressly assumed in Section 1.3.

ARTICLE II
CONSIDERATION, CLOSING AND POST-CLOSING ADJUSTMENTS

2.1           Consideration.  The aggregate consideration to be paid by the Buyer (the “Consideration”) for the Purchased Assets and the Non-Solicitation Agreements shall consist of (a) $20,900,000 adjusted as provided in Section 2.4 (the “Cash Consideration”), and (b) the assumption of the Assumed Liabilities.

2.2           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Davis Graham & Stubbs, 1550 17th Street, Denver, Colorado 80202 or such other place as the Sellers and the Buyer shall agree.  The Closing is expected to occur on May 19, 2008, but shall occur within (5) five days of the satisfaction or waiver of the conditions set forth in Article VI and Article VII (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Closing), or such other date as the Sellers and the Buyer shall agree.  Subject to Section 5.10, the Buyer shall be entitled to immediate possession of, and to exercise all rights arising under, the Purchased Assets and shall assume all Assumed Liabilities from and after 12:01 A.M. Central time on the Closing Date, and the operation of the Restaurants shall transfer at such time.  The date on which the Closing occurs shall be referred to as the “Closing Date”.

2.3          Deliveries at the Closings.

(a)           At the Closing, and thereafter as may be reasonably requested by the Buyer, the Sellers shall convey, transfer, assign, and deliver all of their right, title and interest in the Purchased Assets to the Buyer, and shall also deliver to the Buyer the following:

(i)            one or more bills of sale, substantially in the form attached hereto as Exhibit C (each, a “Bill of Sale”), duly executed by each applicable Seller, to effectuate the transfer of the Purchased Assets to the Buyer;

(ii)           one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit D (each, an “Assignment Agreement”), duly executed by each applicable Seller, to effectuate the assignment of the Assumed Liabilities other than the Excluded Liabilities to the Buyer;

(iii)          a leasehold assignment and assumption agreement for the Assumed Real Property Leases, in form and substance reasonably acceptable to the Parties and the landlords for such Assumed Real Property Leases (each a “Lease Assignment Agreement”);

(iv)          a non-solicitation agreement, substantially in the form attached hereto as Exhibit E (each, a “Non-Solicitation Agreement”) duly executed by the parties set forth on Schedule 2.3(a)(iv);

(v)           the escrow agreement, in form and substance reasonably acceptable to the Parties and the Escrow Agent (the “Indemnification Escrow Agreement”), duly executed by each Seller, to govern the terms by which the Escrow Agent will hold the escrowed funds as security for the Sellers’ indemnification obligations pursuant to Article IX;

(vi)          copies of all consents that are required from Governmental Entities for the consummation of the transactions contemplated hereby;

(vii)         copies of all consents of third parties that are required in order to prevent a Seller’s breach of or default under or a termination of any Assumed Contract, the Assumed Real Property Leases or any Permit;

(viii)        all operating manuals, proprietary information and similar documents and information held by the Sellers in connection with the Sellers’ status as a franchisee of the Buyer and all copies and extracts therefrom;

(ix)           all plans and specifications, building permits, certificates of occupancy, surveys, environmental and engineering reports, and similar materials related to the Leased Real Property in the Sellers’ possession or control;

(x)            an estoppel certificate from the landlord of the Assumed Real Property Leases, certifying that such lease is in full force and effect with no defaults, the date to which rent under the Assumed Real Property Lease has been paid, and such other information as reasonably requested by the Buyer, in form and substance satisfactory to the Buyer;

(xi)           a certificate, signed by Timothy Gotzion as President of each of the Sellers, to the effect that each of the conditions specified in Section 6.1 through 6.8 have been satisfied and setting forth the amounts described in Section 1.3(a);

(xii)          a legal opinion from Michael Best & Friedrich LLP dated the Closing Date in form and substance reasonably acceptable to the Buyer;

(xiii)         certified copies of the Fundamental Documents of each Seller and the authorizing resolutions of each Seller for this Agreement and the other Documents;

(xiv)        any closing documents reasonably requested by Fidelity National Title (the “Title Company”) in connection with the issuance of the Title Policies;

(xv)         the New Leases duly executed by 2020 Investments, LLC, a Wisconsin limited liability company, or another Affiliate of the Sellers; and

(xvi)        documentation reasonably satisfactory to the Buyer evidencing the payoff amount with respect to Sellers’ Funded Indebtedness.

(b)          At the Closing, the Buyer shall deliver:

(i)            to the Escrow Agent (for immediate wire delivery to the Sellers in relative amounts as directed by the Sellers), by wire transfer of immediately available U.S. funds the sum of $20,400,000 and the Estimated Adjustment Amount;

(ii)           to the Escrow Agent, $500,000 (the “Escrow”) to be held in accordance with the terms of the Indemnification Escrow Agreement and this Agreement;

(iii)          to each Seller, a duly executed copy of the Indemnification Escrow Agreement;

(iv)          to each Seller, a duly executed copy of the Assignment Agreement in order to effectuate the assumption of the Assumed Liabilities by the Buyer;

(v)           to each Seller, a duly executed copy of a Lease Assignment Agreement for each of the Assumed Real Property Leases;

(vi)          to each Seller, certified copies of the Fundamental Documents of the Buyer, and the authorizing resolutions and incumbency certificates of the Buyer for this Agreement and the other Documents;

(vii)         a certificate, signed by the Buyer, to the effect that each of the conditions specified in Sections 7.2 through 7.5 have been satisfied; and

(viii)        the New Leases duly executed by the Buyer.

2.4          Closing Date Purchase Price Adjustment.

(a)           At least 3 days prior to the anticipated Closing Date, the Sellers shall deliver to the Buyer an estimated balance sheet of each of the Sellers as of the Closing Date (immediately prior to the Closing and without taking into account the Transactions) (each a “Closing Date Balance Sheet”) and an estimate of the Adjustment Amount as of the anticipated Closing Date (the “Estimated Adjustment Amount”), together with such supporting documentation and other data as is reasonably necessary to substantiate such estimate.  The Closing Date Balance Sheets and all accounting calculations and terms shall be in accordance with GAAP and, to the extent not in violation of GAAP, consistently applied with the Year End Balance Sheet.  Each Seller will provide the Buyer and its representatives with prompt access to such books, records, employees and auditors of such Seller as the Buyer may reasonably request in order to verify the determination of the Estimated Adjustment Amount.

(b)           The “Adjustment Amount” may be a positive or negative number and shall mean the amount by which the Aggregate Net Working Capital reflected on the Closing Date Balance Sheets exceeds $0.  “Aggregate Net Working Capital” shall mean the sum of the amount of Net Working Capital for each of the Sellers.  “Net Working Capital” shall mean, with respect to each Seller, (i) the amount of the Inventory, Till Cash and Prepaid Expenses, shown on such Seller’s Closing Date Balance Sheet and included in the Purchased Assets, plus (ii) amounts spent by Sellers in connection with the construction and development of the Eau Claire Restaurant and on usual and customary pre-opening costs for the Eau Claire Restaurant, including costs associated with hiring and training the initial workforce, which amounts spent are not otherwise reimbursed by NCW Robins plus (iii) payments made by Sellers under the Area Development Agreements with respect to restaurants not developed by the Sellers in the amount of $50,000, plus (iv) Training Costs paid by Sellers pursuant to Section 5.10(c), less (v) the amount of accounts payable, accrued expenses, accrued utilities, accrued rent payable, and gift cards included in the Assumed Liabilities (but not including any accrued amounts with respect to the construction and development of the Eau Claire Restaurant, usual and customary pre-opening costs for the Eau Claire Restaurant or Training Costs).

(c)           If the Estimated Adjustment Amount is positive, then the Cash Consideration shall be increased dollar for dollar by the amount of such excess.  If the Estimated Adjustment Amount is negative, then the Cash Consideration shall be decreased dollar for dollar by the absolute value of such deficiency.

2.5          Post-Closing Purchase Price Adjustment.

(a)           As soon as practicable following the Closing Date (but not later than 60 days after the Closing Date), each Seller shall deliver to the Buyer the final Closing Date Balance Sheet for such Seller, accompanied by a determination of the actual Adjustment Amount (the “Actual Adjustment Amount”) and a determination of the Post-Closing True-Up (as defined below), together with such supporting documentation and other data as is reasonably necessary to substantiate such determinations.  All accounting calculations and terms shall be in accordance with GAAP and, to the extent not in violation of

GAAP, consistently applied with the accounting principles used in connection with the Year End Balance Sheet.  For purposes of this Section 2.5, the Buyer shall be entitled to have reasonable access to the books and records and work papers of each of the Sellers and their representatives used in preparation of the Closing Date Balance Sheets and shall be entitled to discuss such books and records and work papers with each of the Sellers, their representatives and those persons responsible for the preparation thereof.

(b)           The “Post-Closing True-Up” may be a positive or negative number and shall be an amount equal to the Actual Adjustment Amount less the Estimated Adjustment Amount.

(c)           If the Post-Closing True-Up is positive, then the Buyer shall deliver an amount of cash equal to the amount of the Post-Closing True-Up to such Seller, payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by such Seller prior to the Closing Date.  If the Post-Closing True-Up is negative, then such Seller shall deliver an amount of cash equal to the absolute value of the Post-Closing True-Up to the Buyer, payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Buyer to the Sellers.  Any such payment of cash required pursuant to this Section 2.5 shall be deemed to be an adjustment to the Purchase Price and shall be made by acknowledgment of the Parties within two Business Days after the Closing Date Balance Sheet is deemed final and conclusive pursuant hereto.

(d)           In the event that the Buyer reasonably disagrees with any amounts reflected on the final Closing Date Balance Sheet or the determination of the Post-Closing True-Up, the Buyer shall so inform the applicable Seller in writing within 15 days of the Buyer’s receipt thereof, such writing to set forth the objections of the Buyer in reasonable detail.  If such Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Post-Closing True-Up within 15 days after notification by the Buyer to the Sellers of a dispute, they shall forthwith refer the dispute to an independent accounting firm to be agreed upon by the Buyer and the Sellers (the “Independent Accountant”) for resolution, with the understanding that such Independent Accountant shall resolve all disputed items within 20 days after such disputed items are referred to it.  All costs of the review by the Independent Accountant shall be shared equally by the Buyer on the one hand, and the applicable Seller or Sellers on the other.  The decision of the Independent Accountant with respect to all disputed matters relating to the Post-Closing True-Up shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer.  If the Buyer does not object to the Closing Date Balance Sheets (and the amount of Post-Closing True-Up calculated thereby) within the 15-day period referred to above, the amount of the Post-Closing True-Up, as determined by the Closing Date Balance Sheets as so prepared, shall be deemed final and conclusive and binding upon the Buyer and the Sellers.

2.6          Allocation of Purchase Price.  The Consideration shall be allocated among the Purchased Assets and the Non-Solicitation Agreements as mutually agreed among the Parties prior to the Closing Date.  Such allocation shall be conclusive and binding upon the Parties for all purposes. The Parties shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, each Seller jointly and severally represents and warrants to the Buyer as set forth below.

3.1          Organization and Capitalization of the Sellers.  Such Seller is duly organized and validly existing under the laws of its jurisdiction of incorporation, has filed with the Wisconsin Department of Financial Institutions the most recent annual report required to be filed by it and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Schedule 3.1 sets forth, with respect to such Seller, its jurisdiction of incorporation and a list of all states in which such Seller is qualified to do business.  Also set forth in Schedule 3.1 is a list of the stockholders of such Seller and the current ownership percentages of each such stockholder.  No other Person has any right to or interest in the outstanding capital stock of such Seller or has any right, contingent or otherwise, to purchase, acquire or own, directly or indirectly, any stock or any other equity interest in such Seller.

3.2          Authorization of Transaction.  Such Seller has all requisite power and authority to own and operate its Restaurants and to carry on the operation of its Restaurants as now conducted.  Such Seller has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the Transactions and to perform its obligations under each such Document.  Each Document to which such Seller is a party has been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Seller, and each Document to which such Seller is a party has been duly executed and delivered by such Seller, and constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

3.3          Non-contravention.

(a)           Except as set forth on Schedule 3.3(a), neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by such Seller, shall (i) violate any Law to which such Seller, its Restaurants or the Purchased Assets being transferred by such Seller is subject, (ii) violate any provision of the Fundamental Documents of such Seller, (iii) violate any provision of any Permit, including any Liquor License, (iv) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, agreement, instrument or other document to which such Seller is a party or (v) result in the imposition of any Lien upon any of the Purchased Assets.

(b)           Except as set forth on Schedule 3.3(b), such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any consent or approval of any other Person in order for such Seller to consummate the transactions contemplated by the Documents.

3.4          Subsidiaries.  Such Seller does not own, directly or indirectly, any stock, partnership or joint venture interest in, or any security or ownership interest issued by, any other Person.

3.5          Financial Statements.

(a)           Schedule 3.5(a) contains the following financial statements (collectively, the “Financial Statements”):

(i)            the unaudited balance sheets of such Seller at January 2, 2007 and January 1, 2008 (the January 1, 2008 balance sheet being referred to herein as the “Year End Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows, for the fiscal years ended January 2, 2007 and January 1, 2008 (the latter, referred to as the “Most Recent Fiscal Year”); and

(ii)           the unaudited Balance Sheet of such Seller as of February 26, 2008 (the “Latest Balance Sheet”) and the related unaudited statements of operations, stockholders’ equity and cash flows, for the interim period ended February 26, 2008 (together with the Latest Balance Sheet, the “Latest Financial Statements”).

(b)          Except as set forth in detail on Schedule 3.5(b), the Financial Statements of such Seller fairly present in all material respects such Seller’s financial condition, results of operations, retained earnings and changes in cash flow as of the dates thereof and for the periods indicated thereon and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Latest Financial Statements, to the lack of footnotes.  Such Seller has never received an independent audit opinion with respect to the Financial Statements.

3.6          Events Subsequent to December 31, 2007.  Except as set forth on Schedule 3.6, since December 31, 2007, (i) such Seller has operated its Restaurants in the ordinary course consistent with past practice, (ii) such Seller and its Restaurants, individually or in the aggregate, have not suffered any Material Adverse Change, and:

(a)           except in connection with the development of the Eau Claire Restaurant, such Seller has not accelerated, terminated, modified or amended any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) involving the payment of $25,000 or more or which is otherwise material to such Seller or its Restaurants and, to the Knowledge of such Seller, no party to the foregoing has or intends to take any such action;

(b)           such Seller has not entered into or amended any employment or severance contract with any Person employed by its Restaurants or increased the rate of compensation for or paid any bonuses to any of any its officers or employees, except for hiring and awarding raises (in amounts that are not material) to non-officer Restaurant employees in the ordinary course of business consistent with past practice;

(c)           except in connection with the development of the Eau Claire Restaurant, such Seller has not incurred outside of the ordinary course any indebtedness for borrowed money, or guaranteed any such indebtedness of another Person, entered into any agreement to maintain any financial condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, or made any loans, advances or capital contributions to, or investments in, any other Person;

(d)           such Seller has not mortgaged, pledged or otherwise encumbered any Purchased Asset, except for Permitted Liens;

(e)           except in connection with the development of the Eau Claire Restaurant, such Seller has not sold, leased, licensed, transferred, assigned or otherwise disposed of any of its assets, tangible or intangible, other than in the ordinary course of business to a Person who is not an Affiliate of such Seller;

(f)            such Seller has not made or agreed to make any capital expenditure, other than those in the ordinary course of business and consistent with past practices out of available cash, and except in connection with the development of the Eau Claire Restaurant;

(g)           except in connection with the development of the Eau Claire Restaurant, such Seller has not made any acquisition of assets other than acquisitions of inventory, supplies, equipment or other property in the ordinary course of business;

(h)           such Seller has not delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

(i)            such Seller has not commenced, cancelled, compromised, waived, released or settled any right, claim or Proceeding (or series of related rights, claims or Proceedings);

(j)            such Seller has not granted any license or sublicense of any rights under or with respect to any of such Seller’s Intellectual Property;

(k)           such Seller has not made or pledged to make any charitable contribution or loan (except in connection with the Eau Claire Restaurant) outside the ordinary course of business greater than $5,000;

(l)            such Seller has not materially decreased the average Inventory of its Restaurants or amount of Till Cash;

(m)          there has been no damage, destruction or loss in excess of $25,000 (whether or not covered by insurance);

(n)           none of the Restaurants have suffered the termination, suspension or revocation of any Liquor License or other Permit necessary for the operations of such Restaurant;

(o)           to such Seller’s Knowledge, except in connection with the development of the Eau Claire Restaurant, there has been no other incident or transaction outside the ordinary course of business involving any Seller or any of the Restaurants; and

(p)           such Seller has not committed to do any of the foregoing, and, to such Seller’s Knowledge, no Affiliate of such Seller has done or committed to any of the foregoing with respect to such Seller or its Restaurants.

3.7          Absence of Undisclosed Liabilities.  Such Seller has no Liabilities, except for (a) Liabilities reflected on the face of the liabilities section of such Seller’s Latest Balance Sheet, (b) Liabilities under agreements, contracts, commitments, licenses or leases which are not required to be reflected on financial statements prepared in accordance with GAAP, (c) Liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business, and (d) Liabilities set forth on Schedule 3.7.

3.8          Legal Compliance.

(a)           In connection with the operation of the Restaurants since December 31, 2001, such Seller has materially complied and is in material compliance with, and each of its Restaurants has materially complied and is in material compliance with, all applicable Laws, Environmental and Safety Requirements, Orders and Permits, and no Proceeding is pending or, to the Knowledge of such Seller, threatened, alleging any failure to so comply.  There are no pending disciplinary actions against any Liquor License and there have been no investigations of such Seller or such Liquor Licenses during the time in which the Liquor License was held by such Seller.  Each Liquor License set forth on Schedule 3.8(b) is currently active and in good standing, and has not been revoked or invalidated, and is not currently suspended or to be suspended at any time in the future, and no special conditions or limitations have been placed on any Liquor Licenses.

(b)           Schedule 3.8(b) sets forth a list of all Permits, including the Liquor Licenses, under which such Seller is operating or bound.  Such Permits (i) constitute all Permits used or required in the operation of the Restaurants as presently conducted, (ii) are in full force and effect, (iii) are held by the lawfully required party, and (iv) are not subject to any pending or, to the Knowledge of such Seller, threatened Proceeding seeking their revocation or limitation.

(c)           Except as set forth on Schedule 3.8(b), during such Seller’s operation of its Restaurants since December 31, 2005, no such Restaurant has received a citation, warning, or reprimand for, or otherwise been notified of, any violation of any Law governing alcoholic beverages or any Environmental and Safety Requirements or similar municipal, state or federal Law.  To the Knowledge of such Seller, during its operation of its Restaurants, such Seller has not served any food or foodstuff which is claimed to have caused any illness or injury to the consumer thereof which would reasonably be expected to have a Material Adverse Effect.

3.9          Title to Properties.

(a)           Except as set forth on Schedule 3.9(a), (i) such Seller owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its Purchased Assets, and (ii) with the exception of the Excluded Assets, such Purchased Assets include all assets presently used by such Seller for the operation of its Restaurants in the ordinary course.

(b)           The facilities, equipment and other tangible assets included in such Seller’s Purchased Assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age), fit for their particular purpose, and are usable in the ordinary course of such Seller’s business.  Such Seller owns or leases under valid leases all equipment and other tangible assets necessary for the operation of its Restaurants as conducted as of the date hereof and as of the date of the Latest Balance Sheet.

(c)           Except as set forth on Schedule 3.9(c), the fixed assets included in the Purchased Assets are in normal operating condition (subject to routine maintenance and repair for similar assets of like age), to such Seller’s Knowledge no major repairs are necessary concerning the fixed assets, and the fixed assets comply in all material respects with applicable Laws and Environmental and Safety Requirements.

(d)           Such Seller does not own any fee interest in real property, except for the Owned Real Property.

(e)           Schedule 3.9(e) contains a complete and accurate list of all real property leased by such Seller (the “Leased Real Property”), separated by Restaurant location, listing the street address of such property, as well as all buildings and other structures and material improvements located on such Leased Real Property, the name and address of the landlord and any requirement of consent of the landlord to assignment, if any, and a description of uses of and facilities on such Leased Real Property.  Schedule 3.9(e) identifies the parcels of real property owned by such Seller or its Affiliate related to the Restaurants (the “Owned Real Property”) and the leases related to the Restaurants in which such Seller or its Affiliate is the landlord (“Affiliate Leases”).  The Leased Real Property constitutes all real properties used or occupied by such Seller in connection with the operation of the Restaurants.  With respect to the Leased Real Property, such Seller is the owner and holder of all of the leasehold estates purported to be granted by such lease, and each lease is in full force and effect and constitutes a valid and binding obligation of such Seller.  Such Seller has delivered to the Buyer true and complete copies of all leases to which it is a party and referred to in Schedule 3.9(e) (such leases excluding the Affiliate Leases are referred to herein as the “Real Property Leases”).  In addition, except as set forth in Schedule 3.9(e):

(i)            such Seller has not entered into any subleases with respect to the Real Property Leases;

(ii)           the security deposit for each of such Seller’s Real Property Leases is in the form of cash and such Seller has not received notice from the landlord of any deduction against such security deposit;

(iii)          rent under each of such Seller’s Real Property Leases has been paid through the most current month due, and no rent is being held by the landlord thereunder more than one month in advance;

(iv)          no default, or events which with the passage of time or giving of notice would constitute a default, exists under any of such Seller’s Real Property Leases;

(v)           all improvements required to be made by the landlord under such Seller’s Real Property Leases have been made, and such Seller has accepted possession of the Leased Real Property;

(vi)          no brokerage fees or commissions are outstanding with respect to such Seller’s Leased Real Property;

(vii)         such Seller has received no written notice of a violation of law with respect to its Leased Real Property, including, without limitation, the Americans with Disabilities Act;

(viii)        such Seller has received no written notice from any party objecting to the current use of the Leased Real Property;

(ix)           such Seller has not waived, orally or in writing, any provisions of the Real Property Leases; and

(x)            there are no current obligations of such Seller to repair or improve any of its Leased Real Property outside the ordinary course or as part of scheduled maintenance and no obligations of such Seller that may require any repair or improvement to any of its Leased Real Property upon transfer, assignment or sale of its Restaurants or any interest in its Leased Real Property.

(f)           With respect to such Seller’s Leased Real Property, except as set forth in Schedule 3.9(f):

(i)            such Seller has not received written notice that any portion thereof is subject to any pending condemnation Proceeding by any public or quasi-public authority and, to the Knowledge of the such Seller, there is no threatened condemnation Proceeding with respect thereto;

(ii)           no notice of any increase in the assessed valuation of such Leased Real Property and no notice of any contemplated special assessment has been received by such Seller and, to the Knowledge of such Seller, there is no threatened increase in the assessed valuation or special assessment pertaining to such Leased Real Property other than annual assessments in the ordinary course of business which may result in increases;

(iii)          there are no leases or other agreements, written or oral, to which such Seller is a party, granting to any party or parties (other than a Seller) the right of use or occupancy of any portion of any parcel of such Leased Real Property;

(iv)          other than such Seller, there are no parties in possession of any of such Leased Real Property;

(v)           since January 1, 2008 there have been no discussions or correspondence with the respective landlords of such Leased Real Property concerning renewal terms therefor of which the Buyer has not been notified; and

(vi)          the physical condition of such Leased Real Property is sufficient to permit the continued operation of such Seller’s Restaurants as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.

3.10        Inventory.  Such Seller’s Inventory is saleable or usable in the ordinary course of business for its intended use and, subject to any reserves set forth on such Seller’s Latest Balance Sheet, there are no material amounts of obsolete, damaged or defective Inventory.

3.11        Franchise Agreements.  Such Seller has performed in all material respects its obligation to pay royalties to the Buyer as required pursuant to its Franchise Agreements and has performed in all material respects its obligations under its Franchise Agreements to expend the required amount for media advertising from January 1, 2007 through the Closing Date.

3.12        Tax Matters. Except as set forth on Schedule 3.12:

(a)           Such Seller has timely paid all Taxes required to be paid by it through the date hereof;

(b)           Such Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete. Such Seller is not currently the beneficiary of any extension of time within which to file any Tax Return;

(c)           Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller in the past three years;

(d)           There are no Liens for Taxes on such Seller’s Purchased Assets other than Permitted Liens, and such Seller has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of such Seller, and no waivers of statutes of limitations have been given or requested with respect to such Seller;

(e)           There are no pending Tax audits of any Tax Returns of such Seller;

(f)            To such Seller’s Knowledge, no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against such Seller by a Governmental Entity;

(g)           Such Seller has made full and adequate provision (x) on its Latest Balance Sheet for all Taxes payable by it for all periods prior to the date of the Latest Balance Sheet, and (y) on its books for all Taxes payable by it for all periods beginning on or after the date of its Latest Balance Sheet;

(h)           Such Seller has not distributed stock of another person, nor had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361;

(i)            Such Seller has not incurred and will not incur any Tax Liability from and after the date of its Latest Balance Sheet other than Taxes incurred in the ordinary course of business or pursuant to this Agreement;

(j)            Such Seller has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees), and such Taxes have been collected or withheld, and either paid to the respective Governmental Entity, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Seller;

(k)           Such Seller is not now and has not been a party to any Tax sharing agreement;

(l)            None of such Seller’s Assumed Liabilities includes an obligation to make (or possibly make) any payments that will constitute an “excess parachute payment” within the meaning of, Section 280G of the Code;

(m)          Such Seller does not have any liability for the Taxes of any other Person under any provision of applicable law or regulation, by contract, as transferee or successor, or otherwise; and

(n)           Such Seller is not a “foreign person” for purposes of Code Section 1445.

3.13        Intellectual Property.

(a)           Other than Intellectual Property owned or otherwise licensed by the Buyer or one or more of its Affiliates, Schedule 3.13(a) identifies (i) all Intellectual Property used by such Seller in connection with the operation of the Restaurants (other than Excluded Assets), (ii) each license, agreement or other permission which such Seller or any of its Affiliates has granted to any third party with respect to such Intellectual Property, and (iii) each item of Intellectual Property that any third party owns and that such Seller uses in connection with the operation of its Restaurants pursuant to license, sublicense, agreement or permission (clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b)          Except as set forth on Schedule 3.13(b),

(i)            To such Seller’s Knowledge, neither such Seller nor any of its Affiliates has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and neither such Seller nor, to such Seller’s Knowledge, any of its Affiliates has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii)           Such Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property or the Intellectual Property owned or licensed by the Buyer or one or more of its Affiliates) necessary or required for the operation of such Seller’s Restaurants as currently conducted and, to the Knowledge of such Seller, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property (other than the Licensed Intellectual Property); and

(iii)          to the Knowledge of such Seller, its consummation of the transactions contemplated by the Documents will not adversely impact any of the Intellectual Property necessary or required for the operation of the Restaurants.

3.14         Contracts.

(a)           Except for those with the Buyer or one or more Affiliates of the Buyer, Schedule 3.14(a) is a complete and accurate list of each written or oral:

(i)            contract, agreement, commitment, understanding or arrangement to which any Seller is a party involving the payment or receipt of $25,000 or more in any twelve-month period;

(ii)           contract for the employment of any officer, employee, or other Person providing services to any Seller’s Restaurant on a full-time, part-time, consulting or other basis that cannot be terminated immediately upon notice;

(iii)          instrument, agreement or indenture relating to Funded Indebtedness or to mortgaging, pledging or otherwise subjecting any Seller’s assets to a Lien;

(iv)          guarantee of any obligation of a Seller for borrowed money or otherwise;

(v)           agreement with respect to the lending of funds by any Seller;

(vi)          lease or agreement (other than the Real Property Leases) under which any Seller is the lessee of or the holder or operator of any real or personal property owned by any other party;

(vii)         lease or agreement under which any Seller is the lessor of or permits any third party to hold or operate any real or personal property owned or controlled by such Seller;

(viii)        assignment, license or agreement with respect to any form of intangible property of any Seller, including, without limitation, any Intellectual Property or confidential information;

(ix)           contract or group of related contracts with the same party for the purchase or sale of products or services for use in the Restaurants which provide for payments by such Seller in an aggregate amount in excess of $5,000;

(x)            contract containing bonding, insurance or other similar requirements relating to the operation of the Restaurants which provide for payments by such Seller in an aggregate amount in excess of $5,000;

(xi)           contract with any Affiliate of such Seller relating to the operation of the Restaurants; or

(xii)          contract for the lease of equipment that, in accordance with GAAP, is required to be capitalized on the Financial Statements.

(b)           Each item listed on Schedule 3.14(a) (each, a “Contract”) and each Assumed Contract is valid and enforceable against such Seller and, to the Knowledge of such Seller, the other parties thereto.  Except as disclosed on Schedule 3.14(a), such Seller has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any such Contract or Assumed Contract.  No event has occurred which, with the passage of time or the giving of notice or both, would result in such Seller’s material default or material breach under any such Contract or Assumed Contract, and no other Party to any such Contract or Assumed Contract is in default under or in breach of such document.  Such Seller has supplied the Buyer with a true, correct and complete copy of each of the Contracts or Assumed

Contracts that are written, together with all amendments, waivers or other changes thereto, and a complete description of all the Contracts or Assumed Contracts that are oral.

3.15         Insurance.  Schedule 3.15 lists and briefly describes each insurance policy, self insurance arrangement and bonding arrangement maintained by such Seller with respect to the properties, assets and business of its Restaurants (including, without limitation, any bonding arrangement required under any contract or applicable Law), and all currently pending claims thereunder.  All of such Seller’s insurance policies and bonding arrangements are in full force and effect, and such Seller is not in default with respect to its obligations under any of such insurance policies or bonding arrangements.  Such Seller has not received any notification of cancellation or modification of any of such insurance policies or bonding arrangements and does not have any claim outstanding which could be expected to cause a material increase in such Seller’s insurance rates.  To the Knowledge of such Seller, there are no facts or circumstances which exist that might relieve any insurer under such insurance policies or bonding arrangements of its obligations to satisfy in full all claims thereunder (except for applicable deductibles and caps).  Such Seller maintains insurance coverage of a type and amount customary for entities of similar size engaged in similar lines of business.

3.16         Litigation.  Except as set forth on Schedule 3.16, there are no Proceedings pending or, to the Knowledge of such Seller, threatened against such Seller which relate to or could affect the operations or financial results of its Restaurants and, to the Knowledge of such Seller, there is no Basis for any of the foregoing.  Schedule 3.16 also sets forth all Proceedings (or threatened Proceedings known to Seller) involving such Seller during the last five years which (i) alleged serious criminal conduct by such Seller, (ii) resulted in such Seller paying or receiving an amount in excess of $15,000 in connection with the adjudication or compromise of any Proceeding related to the operation of a Restaurants or (iii) had a Material Adverse Effect on such Seller.

3.17         Employees.

(a)           Schedule 3.17(a) lists all current employees at such Seller’s Restaurants whose annual compensation for 2007 exceeded or whose annual compensation for 2008 is expected to exceed $65,000, their permanent classifications (if applicable), their current hourly rates of compensation or base salaries (as applicable), their total 2007 compensation and 2008 compensation through February  26, 2008, the commencement date of their employment, and accrued bonus, accrued sick leave and accrued vacation benefits as of such Seller’s Latest  Balance Sheet Date.  In addition, to the extent any current employees of such Seller are on leaves of absence, Schedule 3.17(a) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment.  No executive, key employee or group of employees of such Seller listed on Schedule 3.17(a) has indicated any plans to (i) terminate employment (other than immediately after the Closing in order to accept employment with the Buyer) or (ii) not accept employment with the Buyer immediately after the Closing.

(b)           To such Seller’s Knowledge, such Seller has complied with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including proper completion and processing of Forms I-9 for all employees), wages, hours, equal opportunity, work safety, working conditions, employment of minors, collective bargaining and the payment of social security and other Taxes.  To the Knowledge of such Seller, there are no material labor relations problems with respect to its Restaurants (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).  To the Knowledge of such Seller, there has been no criminal activity or the prior conviction, indictment, guilty plea or plea of nolo contendere on the part of any of its Restaurants’ employees or any other actual or alleged activity or actions of any such employees that could reasonably be expected to disqualify any such employee or such Seller from providing services to any current or potential customers.

(c)           Except as set forth on Schedule 3.17(c), (i) such Seller is not delinquent in payments to any of the employees at its Restaurants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, and upon termination of the employment of any such employees, neither the Buyer nor such Seller will by reason of anything done prior to the Closing be liable to any of such employees for severance pay or any other payments, (ii) there is no employment or wage and hour claim pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (iii) there is no claim with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (iv) there is no unfair labor practice complaint against such Seller pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices at its Restaurants, (v) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (vi) no labor union currently represents the employees of such Seller’s Restaurants, (vii) to the Knowledge of such Seller, no labor union has taken any action with respect to organizing the employees of its Restaurants, and (vii) neither any grievance that might result in a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereto has been asserted against such Seller.  Such Seller is not a arty to or bound by any collective bargaining agreement, union contract or similar agreement.

(d)           Except as set forth on Schedule 3.17(d), neither the execution and delivery of this Agreement by such Seller, nor such Seller’s consummation of the Transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of such Seller, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(e)           To such Seller’s Knowledge, no valid claim may be asserted by any third party against such Seller or any of the Designated Persons (as hereinafter defined) with respect to (i) the employment by, or association with such Seller’s Restaurants of any of the present officers or employees of or consultants to such Seller (said officers, employees and/or consultants being hereinafter collectively referred to as the “Designated Persons”) or (ii) the use, in connection with the Restaurants, by any of the Designated Persons of any information which such Seller or any of the Designated Persons is prohibited from using, in each case under any prior agreements, arrangements or other preexisting set of facts, including, without limitation, any such agreement or arrangement between any of the Designated Persons, or any legal or equitable considerations applicable to, among other things, unfair competition, trade secrets or proprietary information.

3.18         Employee Benefits.

(a)           Employee Benefit Plans.  Schedule 3.18(a) sets forth a true and complete list of all of such Seller’s Employee Benefit Plans (as used in this Section 3.18, the “Plans”) (i) that cover any present or former employees of its Restaurants (A) that are or ever were maintained, sponsored or contributed to by such Seller or (B) with respect to which such Seller is, could be or was, obligated to contribute or has any Liability or potential Liability, whether direct or indirect or (ii) with respect to which such Seller has any Liability or potential Liability on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of such Seller.

(b)           Administration and Compliance of the Plans.  Except as set forth on Schedule 3.18(b), with respect to each Plan of such Seller:

(i)            all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on such Seller’s Latest Balance Sheet or, with respect to accruals properly made after the date of its Latest Balance Sheet, on the books and records of such Seller;

(ii)           there is no unfunded Liability relating to such Plan which is not reflected on the Latest Balance Sheet of such Seller or, with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of such Seller;

(iii)          such Seller has timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts, and no contribution, premium payment or other payment has been or will be made in support of the Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise);

(iv)          there have been no material violations of ERISA or other applicable Law, including, but not limited to, rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury, in the Plan’s administration;

(v)           there have been no transactions prohibited by Section 406 of ERISA or Section 4975 of the Code; no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of the Plan or investment of Plan assets;

(vi)          no claim, action, suit, proceeding, hearing or investigation with respect to the administration of the Plan or the investment of Plan assets (other than routine claims for benefits) is pending or, to the Knowledge of such Seller, threatened; and to the Knowledge of such Seller, there is no Basis for any such action, suit, proceeding, hearing, or investigation;

(vii)         such Plan is not currently under examination or audit by the Department of Labor, the Internal Revenue Service, or any other Governmental Entity, no matter is pending before the Internal Revenue Service with respect to such Plan under the Internal Revenue Service Employee Plans Compliance Resolution System Voluntary Correction Program or Audit Closing Agreement Program, and with respect to such Plan, such Seller has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for):  (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law;

(viii)        such Seller has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under its Plan;

(ix)           if the Plan is intended to be “qualified,” within the meaning of Section 401(a) of the Code, the Plan is either (A) a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or (B) has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from Tax under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such reliance, qualification or exemption;

(x)            if the Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) it has been operated since January 1, 2005 in good faith material compliance with Section 409A of the Code and the Treasury Regulations promulgated pursuant to Section 409A of the Code, and (B) no service provider (as defined in such Treasury Regulations) is subject to additional Tax under Code Section 409A as a result of participation in any such Plan;

(xi)           if the Plan is a “group health plan” within the meaning of Section 5000 of the Code, the Plan has been maintained in material compliance with Section 4980B of the Code and Title I, Part 6 of ERISA (collectively, “COBRA”) and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

(xii)          except as may be required under Laws of general application (including but not limited to COBRA), the Plan does not obligate such Seller to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

(xiii)         such Seller has provided the Buyer with true and complete copies, to the extent applicable, of all documents pursuant to which the Plan is maintained and administered, the most recent summary plan description, the four most recent annual reports (Form 5500 and attachments) and financial statements attached thereto, and all governmental rulings, determinations, and opinions (and pending requests therefor) issued to the Plan or on which the Plan relies; and

(xiv)        all reports and filings with Governmental Entities (including the Department of Labor, the IRS and the SEC) required in connection with the Plan have been timely made, and all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made.

(c)           Multiemployer Plans, Etc.  Neither such Seller nor any of its ERISA Affiliates are or have ever maintained or been obligated to contribute to a Multiple Employer Plan, a Multiemployer Plan, a Defined Benefit Pension Plan or a Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

(d)           Effect of the Agreement.  Except as provided under the terms of such Plan, the consummation of the transactions contemplated by this Agreement will not (i) cause such Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of such Seller to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting.

3.19         Environment and Safety.

(a)           Except as set forth on Schedule 3.19(a), such Seller has complied and is in compliance with all Environmental and Safety Requirements (including without limitation all permits, licenses and other authorizations that may be required thereunder) for the occupation of the Leased Real Property and the operation of its Restaurants.  Such Seller has accurately prepared and timely filed with the appropriate Governmental Entities all reports, notifications and filings required pursuant to Environmental and Safety Requirements affecting its real property or Restaurants.  With respect to the Leased Real Property and Restaurants, such Seller has not received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice against it alleging any violation of, any Liability (contingent or otherwise) or any corrective or Remediation obligation under any Environmental and Safety Requirements or involving any of its current or past operations or any real property used by such Seller.  With respect to the Leased Real Property and Restaurants, such Seller has not expressly or, to such Seller’s Knowledge, by operation of law, assumed, undertaken or become subject to any Liability of any other Person under any Environmental and Safety Requirements.  None of the following has been installed or maintained at the Leased Real Property during Seller’s occupancy of the Leased Real Property or, to Seller’s Knowledge, currently exists, has existed during such Seller’s occupancy or has ever existed at any Leased Real Property:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.  No Environmental Lien has attached to any Leased Real Property.  Such Seller has not been notified that it is potentially responsible or liable under or received any requests for information or other correspondence concerning its Leased Real Property or Restaurants under any Environmental and Safety Requirements.  Regarding the Leased Real Property or the Restaurants, such Seller has not entered into or received any Orders pursuant to Environmental and Safety Requirements under which there are continuing obligations.

(b)           Neither such Seller nor, to its Knowledge, any previous owner or operator of the real property associated with each Restaurant, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liability pursuant to any Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, contribution, property damage, natural resources damage or attorney fees, or any investigative, corrective action or Remediation.  To such Seller’s Knowledge, the transactions contemplated by this Agreement do not impose upon such Seller any obligations under any Environmental and Safety Requirements for site investigation or Remediation, or notification to any Governmental Entities or third parties.  To such Seller’s Knowledge, no known past or present facts, events or conditions relating to the Leased Real Property or the Restaurants of such Seller would prevent compliance by such Seller or the Buyer with, or give rise to any Liability or investigatory, corrective or Remediation obligation of the Buyer with respect to Environmental and Safety Requirements, including without limitation, any Liability related to environmental contamination or violations of health and safety requirements.

(c)           Such Seller has provided the Buyer with true, correct, and complete copies of all environmental reports and studies in the possession, custody or control of such Seller with respect to the operation of its Restaurants or any of its real property, and, to the Knowledge of such Seller, there are no other environmental reports or studies with respect thereto.

3.20         Suppliers.  Schedule 3.20 lists the ten largest suppliers of materials, products or services to the Sellers, taken as a whole, during the 12-month period ended December 31, 2007.  Except as set forth on Schedule 3.20, no such supplier has terminated or significantly reduced its business with such Seller in the last 12 months.  Such Seller has not received any notice and does not otherwise have any reason to believe that any of the suppliers listed in Schedule 3.20 intends to terminate or reduce its business with such Seller.

3.21         Regulatory Compliance.  Except as set forth on Schedule 3.21, since December 31, 2001, no Governmental Entity regulating such Seller’s Restaurant has commenced, or to the Knowledge of such Seller, threatened to commence, any investigation or proceeding relating to the operation of such Restaurant, and such Seller has not been responsible for, subject to, become aware or otherwise been notified of, and does not now have any Liability (and to the Knowledge of such Seller there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), arising out of any injury to individuals, animals or property as a result of or in connection with any of the services performed by such Seller or any food or beverage sold at such Restaurant.

3.22         Insider Interests.  Except as set forth on Schedule 3.22, and except for compensation to regular employees employed at the Restaurants, no Affiliate of such Seller is currently (i) a Party to any transaction or contract involving the Restaurants, or (ii) the direct or indirect owner of an interest in any Person which is a competitor or supplier of the Restaurants (other than non-affiliated holdings in publicly held companies).  Except as set forth on Schedule 3.22, neither such Seller nor any Affiliate of such Seller is a guarantor or otherwise liable for any Liability (including indebtedness) of such Seller or related to the operations of the Restaurants.

3.23         Improper Payments.  Neither such Seller nor to such Seller’s Knowledge any manager, officer, employee, agent or any other Person acting on its behalf, has directly or indirectly, given or agreed to illegally give any money, gift or similar benefit to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was or is in a position to materially help or hinder the operations of the Restaurants (or illegally assist in connection with any actual or proposed transaction).

3.24         Brokers.  Such Seller has not engaged an agent, broker, investment banker, Person or firm (other than such Seller’s attorneys and accountants) to act on behalf, or under the authority, of such Seller.  To the Knowledge of such Seller, no Person will be entitled to any transaction-related fee or commission from the Buyer or such Seller in connection with any of the transactions contemplated hereby.

3.25         Restaurant Operations.  There is no pending, or to the Knowledge of such Seller, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to impose special assessments on, or otherwise to take or restrict in any way the right to use, alter or occupy all or any part of any of the Restaurants in any material respect.

3.26         Gift Cards.   Such Seller’s Latest Balance Sheet reflects all liabilities of such Seller with respect to gift cards, except for liabilities with respect to gift cards sold in the ordinary course of business after the date of the Latest Balance Sheet.  Since January 1, 2005, such Seller has not recorded any revenue with respect to sales of gift cards other than amounts recorded upon redemption of the gift card.

3.27         Disclosure.

(a)           No representation or warranty of such Seller in this Agreement (including the Schedules attached hereto) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           There is no fact known to such Seller that has specific application to such Seller or the Restaurants (other than general economic or industry conditions or those specific to Red Robin restaurants generally) that materially adversely affects or, as far as such Seller can reasonably foresee, materially threatens, the Purchased Assets, business, prospects, financial condition, or results of operations of such Seller or the Restaurants that has not been set forth in this Agreement including the Schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Sellers to enter into and perform their obligations under this Agreement, the Buyer represents and warrants to the Sellers as follows:

4.1           Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2           Authorization of Transaction.  The Buyer has full power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of the Documents and all related transactions and to perform its obligations under the Documents.  Each Document to which the Buyer is a party has been duly authorized by all necessary corporate action on the part of the Buyer and has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

4.3           No Restrictions Against Purchase of Assets.  Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by the Buyer with any of the provisions thereof, will (i) violate, conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of the Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement to which the Buyer is bound, or by which the Buyer or any of its properties or assets may be bound or affected, which in either case would prevent the consummation by the Buyer of the transactions contemplated hereby or by the Documents, or (ii) violate any Law applicable to the Buyer or any of its properties or assets which would prevent the Buyer’s consummation of the transactions contemplated hereby or by the Documents.  No consent or approval by, notice to, or registration with, any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby which would prevent the Buyer’s consummation of the transactions contemplated hereby.

4.4           Disclosure.  No representation or warranty of the Buyer in this Agreement (including the Schedules attached hereto) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
PRE-CLOSING COVENANTS

5.1           Employees.  Immediately after the Closing, Buyer will offer to hire substantially all of the Sellers’ employees.  Buyer will provide written notice to the Sellers within five (5) business days after the date hereof of the names of the employees that it does not intend to hire.  It is understood and agreed that (a) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (b) the employment to be offered by Buyer will be “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of

Buyer to terminate, reassign, promote or demote any of the hired employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

5.2           Cooperation and Best Efforts to Complete Transaction.

(a)           Each Party shall cooperate with the other and use its reasonable best efforts to (i) obtain all necessary and appropriate consents and authorizations of third parties and Government Entities to the Transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law, and all conditions set forth in this Agreement for the consummation of the Transactions contemplated herein, and (iii) effect the Transactions contemplated herein in accordance with this Agreement at the earliest practicable date.

(b)           The Sellers shall not interfere with the Buyer’s efforts to cause key employees of the Restaurants (defined as employees performing the functions of general manager, assistant manager, and kitchen manager) to remain as employees of the Buyer following the Transaction; provided such efforts do not interfere with the ongoing operations of the Restaurants.

5.3           Conduct of Restaurant By The Sellers Prior to the Closing Date.  During the period from the date of this Agreement to the Closing Date, the Sellers shall operate the Restaurants only in the ordinary course.

(a)           Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Sellers shall:

(i)            use commercially reasonable efforts to preserve and maintain the services of their employees, their relationships with suppliers and customers;

(ii)           use commercially reasonable efforts to preserve their current level of sales volume;

(iii)          maintain their existing policies of insurance at current levels;

(iv)          maintain the Purchased Assets in accordance with each Restaurant’s normal maintenance schedule;

(v)           purchase and maintain Inventory for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with historical practice;

(vi)          make all payments for rent or other amounts due under the Assumed Real Property Leases when such payments become due; and

(vii)         repair the items set forth on Schedule 5.3(a)(vii).

(b)           Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of the Buyer, the Sellers shall not:

(i)            enter into or commit to enter into any contract, agreement or commitment that would be required to be set forth on Schedule 3.14, other than in the ordinary course of business;

(ii)           accelerate, terminate, materially modify or amend any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) involving the payment of $25,000 or more or which is otherwise material, individually or in the aggregate, to the Sellers or the Restaurants;

(iii)          declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, other than amounts that will not in the aggregate, adversely affect the Sellers’ ability to operate the Restaurants in the ordinary course prior to the Closing Date;

(iv)          enter into or amend any employment or severance contract with any Person employed by any Seller or increase the rate of compensation for or pay any bonuses to any of any its officers or employees, except for hiring and awarding raises (in amounts that are not material) to non-officer Restaurant employees in the ordinary course of business consistent with past practice;

(v)           pay any fee, interest, royalty or any other payment of any kind to any Affiliate thereof that would adversely affect the Sellers’ ability to operate the Restaurants in the ordinary course prior to the Closing Date;

(vi)          except in connection with a refinancing of existing Funded Indebtedness in order to facilitate the full payment of such indebtedness at Closing, incur any indebtedness for borrowed money that uses any of the Purchased Assets as security, or guarantee any such indebtedness of another Person not an Affiliate, enter into any agreement to maintain any financial condition of another Person not an Affiliate or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person not an Affiliate;

(vii)         except in connection with a refinancing of existing Funded Indebtedness in order to facilitate the full payment of such indebtedness at Closing, mortgage, pledge or otherwise encumber any of the Purchased Assets or suffer to exist any Lien on any of the Purchased Assets, except for Permitted Liens;

(viii)        sell, lease, license, transfer, assign or otherwise dispose of any Purchased Assets, except for supplies, equipment and inventory disposed of in the ordinary course of business;

(ix)           make or agree to make any new capital expenditures in connection with the Restaurants outside the ordinary course;

(x)            make any acquisition of assets other than acquisitions of inventory, supplies and equipment related to the Restaurants in the ordinary course of business;

(xi)           delay or postpone the payment of accounts payable or other Liabilities outside the ordinary course of business;

(xii)          commence, cancel, compromise, waive, release or settle any material right, claim or Proceeding (or series of related rights, claims or Proceedings);

(xiii)         grant any license or sublicense of any rights under or with respect to any of such Seller’s Intellectual Property;

(xiv)        make or pledge to make any loan (other than among the Sellers) or any charitable contribution greater than $5,000;

(xv)         intentionally materially decrease the weekly average inventory or supplies of the Restaurants or amount of Till Cash;

(xvi)        commit or omit to do any act that would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

(xvii)       commit any material violation of applicable Law;

(xviii)      fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

(xix)         fail to pay when due, or to make adequate provision for the payment of consistent with past practices, all Taxes, interest payments and penalties due and payable to any Governmental Entity, or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

(xx)          adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans (except for the termination of such plans in connection with Closing); or

(xxi)         authorize any of, or agree or commit to do any of, the foregoing actions.

5.4           Press Releases.  Prior to the Closing of the Transactions, and except as may otherwise be required by law or stock market requirements, the timing and content of all press releases and other public announcements and all announcements to each Seller’s customers, suppliers, landlords or employees relating to the transactions will be determined jointly by the Buyer and the Sellers.

5.5           Access to Information and Employees.  Prior to the Closing Date and upon advance notice, the Sellers shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer, reasonable access during normal business hours to the premises, books and records, and all financial and legal information with respect to the Restaurants as the Buyer shall reasonably request, including access to accountants and attorneys knowledgeable with respect to the Restaurants.

5.6           Confidentiality.  The Parties agree that the Confidentiality Agreement executed by the Parties on January 17, 2008 (the “Confidentiality Agreement”) shall continue in full force and effect through the Closing Date at which time it shall terminate.  If this Agreement is terminated pursuant to Article VIII, the Confidentiality Agreement shall survive in accordance with its terms.

5.7           Consultation and Reporting.  During the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Article VIII or the Closing Date, the Sellers will confer on a regular and frequent basis with the Buyer to report material operational matters and to report on the general status of ongoing operations including profits margins, cost increases and adverse trends.  The Sellers will notify the Buyer of any unexpected emergency or other change in the normal operation of the Restaurants and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the Buyer fully informed of such events and permit the Buyer prompt access to all materials in connection therewith.  The Parties shall, upon obtaining knowledge of any of the following, promptly notify each other of:

(a)           Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction contemplated herein;

(b)           Any notice or other communication from any Governmental Entity in connection with the Transaction contemplated herein; and

(c)           Any material actions, suits, claims, investigations or other judicial proceeding commenced or threatened against any such Party.

5.8           Update Schedules.  Each Party hereto will promptly disclose to the others any information contained in its representations and warranties and on the related Schedules that, because of an event occurring after the date hereof, is incomplete or no longer correct, provided, however that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such Party, unless the other Parties consent to such modification, amendment or supplement in writing.

5.9           Franchise Agreements.   Until the Closing Date, the Sellers shall continue to be bound by and shall comply with all provisions of the Franchise Agreements in a manner reasonably designed to maintain the current operations of the Restaurants.  If there is any conflict between this Agreement and the Franchise Agreements, this Agreement shall control.

5.10         Transition Activities.

(a)           Beginning at the close of business on the day immediately preceding the Closing Date, the Sellers shall provide unlimited access to each of the Restaurants to the Buyer and its representatives.  At such time, the Buyer shall be entitled to take all actions necessary, at the Buyer’s expense, to prepare such Restaurant for operations at the start of business on the Closing Date, including, without limitation, to remove and/or install at such Restaurant any additional fixtures, furniture, equipment or other property of the Buyer.

(b)           In the event the Buyer reasonably determines that it will be unable during the period of time provided in Section 5.10(a) to install any necessary equipment or other property or otherwise prepare any Restaurant for the commencement of operations at the start of business on the Closing Date, the Sellers shall provide reasonable access to such Restaurant during normal business hours on each day prior to the Closing Date and allow the Buyer to take all necessary actions, at the Buyer’s expense, in order to prepare such Restaurant for commencement of operations by the Buyer on the Closing Date, including, without limitation, to install at such Restaurant any additional fixtures, furniture, equipment or other property of the Buyer; provided, however, that the pre-Closing activities of the Buyer pursuant to this Section 5.10(b) shall not materially interfere with the ordinary course operations of the Restaurant by the Sellers prior to the Closing Date.

(c)           At such time and locations as shall be mutually agreed by such Seller and the Buyer, the Sellers shall make available its employees, including its regional managers and general managers, to participate in training sessions with the Buyer’s representatives.  As provided in Section 2.4, at Closing, the Buyer shall pay such Seller (i) all reasonable out-of-pocket costs incurred by such Seller or its employees in connection with the training sessions or other meetings requested by the Buyer or its Affiliates, and (ii) compensation costs paid by such Seller at such employee’s normal rate for the period of time during which such employee was unable to fulfill his or her normal employment functions as a direct result of such training sessions or other meetings requested by the Buyer or its Affiliates (together, “Training Costs”).

(d)           If this Agreement is terminated pursuant to Article VIII, (i) the Buyer shall remove any fixtures, furniture, equipment or other property installed by the Buyer and repair any damage caused by such installation and/or removal, and (ii) the Buyer shall promptly pay to Sellers any unreimbursed Training Costs incurred pursuant to Section 5.10(c).

ARTICLE VI
CONDITIONS TO OBLIGATION OF THE BUYER

The obligation of the Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction or waiver of the following conditions as of Closing:

6.1           Representations and Warranties.  The representations and warranties of the Sellers set forth in Article III that are qualified as to materiality, Material Adverse Effect or Material Adverse Change, shall be true and correct on and as of the Closing Date as if made on the Closing Date and those that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date), except in cases in which the failure of the representations and warranties to be true and correct would not have a Material Adverse Effect on the Sellers.

6.2           Covenants and Obligations of the Sellers.  Each Seller shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by such Seller prior to the Closing Date.

6.3           Consents.  All consents by third parties (including Governmental Entities) shall have been obtained that are required for the consummation of the Transactions contemplated hereby, including under any Assumed Contract, Assumed Real Property Lease or any Permit, including any Liquor License.

6.4           Absence of Material Adverse Change.  Since December 31, 2007, there shall have been no Material Adverse Change suffered with respect to the Sellers or the Restaurants in the aggregate and there shall have been no material casualty loss or damage to any Restaurant, whether or not covered by insurance.  Notwithstanding the foregoing, if any single Restaurant (but not more than one) has suffered such a material casualty loss or damage (the “Damaged Restaurant”), and provided that the other conditions set forth in Article VI and VII are met (other than Section 6.1, solely with respect to a representation or warranty that is not true and correct at Closing as a result of such material casualty loss or damage), the Parties agree to enter into such amendments or supplements to this Agreement as may be necessary to close the Transaction with respect to all Restaurants other than the Damaged Restaurant.  Such amended Agreement shall provide that the Buyer shall (a) deduct the amount of consideration allocable to the Damaged Restaurant, (b) deduct a proportionate amount of the funds to be deposited with the Indemnification Escrow Agent, and (c) not be obligated to purchase any Purchased Assets or assume any Assumed Liabilities relating to the Damaged Restaurant.

6.5           Absence of Litigation.  As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the Transactions as provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Entity pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the Transactions, declare unlawful any material aspect of the Transactions, cause any material aspect of the Transactions to be rescinded or materially and adversely affect the right of the Buyer to own, operate or control the Purchased Assets or the Restaurants.

6.6           Termination of Plans.  The Sellers shall control the timing of the termination of the Plans.  All obligations of the Sellers under the Plans to employees as of the Closing Date (including unused vacation) shall have been paid by the Sellers on or before the Closing Date to the extent the same have become due.  To the extent required by applicable law, the Sellers shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are “M & A qualified beneficiaries” (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the sale of the Purchased Assets to the Buyer for the duration of the period to which such individuals are entitled to such coverage.  The Buyer shall take any and all necessary actions to ensure that such coverage is communicated to M&A qualified beneficiaries (to the extent required by applicable law) and that such coverage is provided in accordance with applicable law.

6.7           Franchise Agreements.  The Sellers shall have paid any and all payments required to be paid under the Franchise Agreements for all periods up to but excluding the Closing Date, provided that any amounts due with respect to the Sellers’ operation of the Restaurants during the period in which the Closing Date occurs shall be paid by the Sellers to the Buyer in the ordinary course following the Closing Date.

6.8           Funded Indebtedness.  All Funded Indebtedness of the Sellers shall have been paid in full and all Liens in connection therewith terminated and released.

6.9           New Real Property Leases.  The Buyer shall have received sufficient documentation evidencing the termination of the Affiliate Leases.  The Buyer shall have entered into a real property lease with 2020 Investments, LLC, a Wisconsin limited liability company or one of its Affiliates for each Restaurant located on the Owned Real Property in a form mutually agreeable between the Buyer and 2020 Investments, LLC (the “New Leases”).

6.10         Permits and Liquor Licenses.  The Buyer shall have obtained from the issuing Governmental Entity, all Permits, including Liquor Licenses, necessary for the Buyer’s operation of the Restaurants.

6.11         Documents.  All of the Documents to be executed and delivered in connection with such Closing shall have been duly executed and delivered, as applicable, by the Sellers and shall be in full force and effect.

6.12         Non-Solicitation Agreements.  The Buyer shall have entered into a Non-Solicitation Agreement with each of the parties set forth on Schedule 2.3(a)(iv).

6.13         Opinion of Counsel.  The Buyer shall have received a legal opinion from Michael Best & Friedrich LLP in form and substance reasonably acceptable to the Buyer.

6.14         Title Policies.  The Title Company shall issue to the Buyer an ALTA Leasehold Policy of Title Insurance with respect to the Leased Real Property, with exceptions reasonably acceptable to the Buyer, and in the amounts, as the pro forma policies previously delivered to the Buyer by Title Company and concurrently delivered to the Sellers (the “Title Policies”).  The Buyer shall pay for the cost of a standard coverage leasehold policy with respect to the Assumed Real Property Leases and New Leases, as applicable, and the Buyer shall pay for the cost of any extended coverage and endorsements requested by the Buyer.  Prior to the Closing Date, the Parties shall mutually agree on the insured value for each of the Title Policies.

6.15         Stock Purchase Agreement.  The transactions contemplated by the Stock Purchase Agreement shall have been consummated.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing Date is subject to satisfaction or waiver of the following conditions as of the Closing:

7.1           Delivery of Consideration.  The Buyer shall have delivered the Consideration in accordance with the provisions of Section 2.3.

7.2           Representations and Warranties.  The representations and warranties of the Buyer set forth in Article IV, that are qualified as to materiality shall be true and correct on and as of the Closing Date as if made on the Closing Date and those that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except for any such representations and warranties that, by their terms, speak only as of a specific date, and except where the failure of representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Buyer.

7.3           Covenants and Obligations of the Buyer.  The Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by the Buyer prior to the Closing Date.

7.4           Absence of Litigation.  As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided, or (b) any Proceeding before any Governmental Entity pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions or events contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents or cause any material aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded.

7.5           Governmental Filings.  All filings or registrations with any Governmental Entities which are required for or in connection with the execution and delivery by the Buyer of the Documents or the consummation of the transactions contemplated thereby shall have been obtained or made.

7.6           Documents.  All of the Documents shall have been duly executed and delivered by the Buyer and shall be in full force and effect.

7.7           Stock Purchase Agreement.  The transactions contemplated by the Stock Purchase Agreement shall have been consummated.

ARTICLE VIII
TERMINATION

8.1           Termination Prior to Closing.  This Agreement may be terminated and the Transactions abandoned at any time before the Closing Date as follows:

(a)           Mutual Consent.  By the mutual consent of the Sellers and the Buyer;

(b)           Material Breach.  By either the Buyer or the Sellers if there has been a material breach by the other Party with respect to any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which breach or inaccuracy:

(i)            if a breach by any Seller, (1) is not cured by such Seller within thirty (30) days after receiving written notice thereof from the Buyer to the extent that such breach or inaccuracy is capable of being cured; and (2) results in the failure of the Buyer’s conditions in Section 6.1 or 6.2 of this Agreement to be satisfied, and such condition is not waived by the Buyer; or

(ii)           if a breach by the Buyer, (1) is not cured by the Buyer within thirty (30) days after receiving written notice thereof from the Sellers to the extent that such breach or inaccuracy is capable of being cured; and (2) results in the failure of the Sellers’ conditions in Section 7.2 or 7.3 of this Agreement to be satisfied, and such condition is not waived by the Sellers.

(c)           Abandonment.  By either the Buyer or the Sellers if (i) all conditions to the Closing required hereby have not been met or waived on or before June 16, 2008, or (ii) the Closing has not occurred on or before such date; provided, however, that neither the Sellers nor the Buyer shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such Party has been in material violation of any of its representations, warranties, or covenants in this Agreement and such violation has been a material factor in delaying the Closing;

(d)           Government Action.  By either the Buyer or the Sellers, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.2           Effect of Termination.  Upon termination of this Agreement pursuant to this Article VIII prior to the Closing, and except for the Buyer’s obligation to pay amounts pursuant to Section 5.10(d), this Agreement shall be void and of no effect, and shall result in no obligation of or liability to any Party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of breach of any representation, warranty, covenant or agreement in this Agreement in which case the Party who so breached the representation, warranty, covenant or agreement shall be liable to the other Party for appropriate damages.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1           Survival.  The representations, warranties and covenants set forth in this Agreement and in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, until the earlier of 5:00 p.m. Colorado time on the date that is twelve (12) months following the Closing Date, following which time and date no claim for indemnification or otherwise may be made hereunder; provided, however, that indemnification claims for Adverse Consequences with respect to either the inaccuracy of representations and breach of warranties contained in Section 3.1 (Organization and Capitalization of the Sellers), 3.2 (Authorization of Transaction), 3.12 (Tax Matters), 3.18 (Employee Benefits) or 3.19 (Environment and Safety) may be asserted until the expiration of the applicable statute of limitations.

9.2           Indemnification.

(a)           Each Seller agrees, jointly and severally, to indemnify, defend and hold harmless the Buyer and its Affiliates, successors, assigns, officers, directors, stockholders and employees (collectively, the “Buyer Group”) against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or caused by:

(i)            the breach by any Seller of any of its representations, warranties or covenants contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by such Seller in connection herewith or therewith; and

(ii)           any Excluded Liability of any Seller.

(b)           The Buyer shall indemnify and hold harmless the Sellers and their respective successors, assigns, managers, officers, directors, stockholders, members and employees (collectively, the “Seller Group”) against any Adverse Consequences that any member of the Seller Group may suffer, sustain or become subject to as the result of, arising from or caused by:

(i)            a breach of any representation, warranty, covenant or agreement by the Buyer contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by the Buyer in connection herewith or therewith;

(ii)           the Buyer’s ownership of the Purchased Assets or operation of the Restaurants on or after the Closing Date;

(iii)          any Assumed Liability; and

(iv)          Training Costs not previously reimbursed or credited to the Sellers.

(c)           Notwithstanding the foregoing, (i) no Seller shall be required to indemnify the Buyer Group for Adverse Consequences based on Section 9.2(a) (or a proceeding related thereto) until the aggregate amount of all Adverse Consequences sustained by the Buyer Group exceeds $200,000 as it relates to 9.2(a)(i) and $100,000 as it relates to 9.2(a)(ii) (“Threshold”), provided that, in the event the aggregate amount of Adverse Consequences exceeds the Threshold, the Sellers shall be liable to indemnify the Buyer Group for only the amount of Adverse Consequences in excess of the Threshold; and (ii) the Sellers’ obligations to indemnify the Buyer Group based on Section 9.2(a)(i) hereunder, in the aggregate, shall not exceed $3,000,000 (“Cap”).  For the avoidance of doubt, the Cap shall not apply to the Sellers’ indemnification obligations for Adverse Consequences based on Section 9.2(a)(ii) or an intentional or willful breach of the representations made in this Agreement by one or more of the Sellers.  The Buyer’s right to seek payment of any indemnification claim from the Escrow Agent shall be governed by this Agreement and the Indemnification Escrow Agreement.

9.3           Indemnification Procedures.

(a)           If any third party shall notify any Party to this Agreement (the “Indemnified Party”) with respect to any matter which may give rise to a claim (a “Third Party Claim”) for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under Section 9.2, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party is electing to defend the Indemnified Party in respect of the Adverse Consequences the Indemnified Party suffers resulting from the Third Party Claim, (B) the

Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (iii) a claim shall have been brought or asserted against the Indemnified Party that by its terms would likely exceed the Cap, and there may be one or more factual or legal defenses available to the Indemnified Party that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be equitably split between the parties taking into account the amount of damages and the Cap; and provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties.  If the Indemnifying Party has assumed the defense of the Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party.  If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Subject to the Cap and the Threshold, (1) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and (2) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of or caused by the Third Party Claim to the fullest extent provided herein.

(b)           If an Indemnified Party’s notice of indemnification does not relate to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have 30 days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party.  If the Indemnifying Party does not so object within such 30-day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification, and the amount of the claim for indemnification, subject to the Cap and the Threshold, if applicable, shall be promptly paid to the Indemnified Party as follows: (i) if the Sellers are the Indemnifying Party, from the Escrow (to the extent of all funds in the Escrow) by the Escrow Agent, without the necessity of further action as provided in the Indemnification Escrow Agreement; and (ii) if subsection (i) is inapplicable or to the extent the funds in the Escrow are inadequate, the Indemnifying Party shall thereupon pay the Indemnified Party for the amount claimed for indemnification, on demand, in cash.  If the Indemnifying Party sends notice to the Indemnified Party objecting to the matters set forth in such notice of indemnification, the Parties shall use their best efforts to settle such claim for indemnification.  If the Parties are unable to settle such dispute, then the Indemnified Party shall seek resolution of the dispute by initiating litigation in any jurisdiction in which litigation arising under this Agreement may be commenced by the Parties hereto.

(c)           Any payment of a claim for indemnification shall be reduced by any insurance proceeds paid or payable to such Indemnified Party or otherwise incurring to the benefit of such Indemnified Party in connection with such claim.

(d)           Exclusive Remedy.  Notwithstanding any other provision of this Agreement the Parties acknowledge and agree that the indemnification obligations under this Article IX shall be the exclusive remedy of the Parties with respect to the Documents and the Parties hereby waive all statutory, equitable or common law rights and remedies that they may otherwise have with respect to the Documents, provided however, that (i) the Parties may seek injunctive relief, including specific performance, (ii) in the event this Agreement is terminated pursuant to Section 8.1(b), the Threshold shall not apply, but out of pocket costs and expenses incurred prior to the date of breach (capped at $200,000) shall be the maximum monetary remedy therefor, and (iii) nothing contained in this Section 9.3(d) shall be interpreted or construed to attempt to waive or limit what cannot be waived or limited by contract under Delaware law.

9.4           Transaction Expenses.  The Buyer shall pay all of its expenses incurred in connection with the Transactions contemplated hereby.  The Sellers shall pay all of their expenses incurred in connection with the Transactions contemplated hereby.  This provision shall not limit any Party’s right to include expenses in any claim for damages against any other Party who breaches a legally binding provision of the Documents.

9.5           Transaction Taxes.  The Sellers shall bear and pay, and shall reimburse the Buyer if the Buyer is held responsible for, any sales, use, transfer, stamp, registration, value added or similar taxes imposed on the sale, conveyance or transfer of the Purchase Assets.

9.6           Further Assurances; Transition Assistance.

(a)           Each of the Parties agrees that it will from time to time on or after each Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any of the other Parties for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to the Buyer of the Purchased Assets and for the better assumption by the Buyer of the Assumed Liabilities or otherwise fulfill the obligations related to the transactions contemplated by the Documents.  Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other Tax returns and Tax elections with respect to the Restaurants.

(b)           For a period of five years following the Closing Date, the Sellers will maintain all books, records and other materials used or compiled in connection with the operation of the Restaurants, including, without limitation, all records of electronic communication, and shall provide the Buyer or its representatives with prompt access to such books and records as the Buyer may reasonably request upon five (5) Business Days’ advance notice in order to operate the Restaurants in the ordinary course of business.

(c)           Except for Funded Indebtedness and related agreements, the Buyer shall be responsible for and pay, and shall reimburse the Sellers if the Sellers pay, all fees, penalties or liquidated damages related to the termination of Contracts that are not Assumed Contracts.

9.7           Allocation Ad Valorem Taxes.  The Sellers shall pay any Liability for ad valorem taxes and assessments (including any special or supplemental assessments) on the Purchased Assets allocable to periods ending before the Closing Date (without regard to when such taxes are assessed or payable).   The Buyer shall pay any Liability for ad valorem taxes and assessments (including any special or supplemental assessments) on the Purchased Assets allocable to periods ending on or after the Closing Date (without regard to when such taxes are assessed or payable).  For purposes of this Section 9.8, in the case of any ad valorem taxes that are imposed on a periodic basis and are payable for a tax period that includes the Closing Date, the portion of such tax related to the tax period ending the day prior to the Closing Date will be deemed to be the amount of such tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the tax period ending the day prior to the Closing Date and the denominator of which is the number of days in the entire tax period.  If the Parties are unable to determine the exact amount of taxes for proration at the Closing, or if the taxes or assessments for periods ending on or before the Closing Date are reassessed subsequent to the Closing, the Parties will make the appropriate financial adjustments at the time the assessment is determined.

9.8           Termination of Franchise Agreement and Area Development Agreement.

(a)           The Buyer and the Sellers, on behalf of themselves and their Affiliates, hereby agree that, except as provided in this Section 9.9(a), the Franchise Agreements shall terminate and have no further force or effect as of the Closing Date.  The Parties hereby waive any notice period for such termination that may be provided for in the Franchise Agreements.  All amounts due with respect to the Sellers’ operation of the Restaurants during the period in which the Closing Date occurs shall be paid by the Sellers in the ordinary course following the Closing Date and nothing in this Section 9.8 shall be deemed to be a waiver of the Buyer’s right to receive such amounts.  Notwithstanding the foregoing, Section 18C (Confidential Information) and Section 18E (Post-Term Covenant Not to Compete) of the Franchise Agreements shall remain valid and enforceable pursuant to their terms following the date hereof.

(b)           The Buyer and the Sellers, on behalf of themselves and their Affiliates, hereby agree that the Area Development Agreement shall terminate and have no further force or effect as of the Closing Date.  The Parties hereby waive any notice period for such termination that may be provided for in the Area Development Agreement.

ARTICLE X
DEFINITIONS

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Actual Adjustment Amount” has the meaning set forth in Section 2.5(a).

“Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim between the Parties or out of a dispute involving third parties).

“Affiliate” means, with respect to any Person, any of (a) a director, officer or stockholder of such Person and (b) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Leases” has the meaning set forth in Section 3.9(e).

“Aggregate Net Working Capital” has the meaning set forth in Section 2.4(b).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Area Development Agreement” has the meaning set forth in the Recitals.

“Assignment Agreement” has the meaning set forth in Section 2.3(a)(ii) and as shown in the form attached hereto as Exhibit D.

“Assumed Contracts” has the meaning set forth in Section 1.1(e).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed Real Property Leases” means all Real Property Leases, other than the Affiliate Leases.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” has the meaning set forth in Section 2.3(a)(i).

“Business Day” means a day that is not a Saturday, a Sunday or a day when a Restaurant is normally closed in observance of a state or federal holiday.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Group” has the meaning set forth in Section 9.2(a).

“Cap” has the meaning set forth in Section 9.2(c).

“Cash Consideration” has the meaning set forth in Section 2.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” has the meaning set forth in Section 3.14(b).

“Dane County Robins” has the meaning set forth in the preamble of this Agreement.

“Defined Benefit Pension Plan” shall have the meaning set forth in Section 3(35) of ERISA.

“Designated Persons” has the meaning set forth in Section 3.17(e).

“Documents” means this Agreement and each Bill of Sale, Assignment Agreement, Lease Assignment Agreement, the Non-Solicitation Agreements, the Indemnification Escrow Agreement and any other agreement entered into to consummate the Transactions.

“Eau Claire Restaurant” means the restaurant currently being constructed by NCW Robins at 3005 Golf Road, Eau Claire, Wisconsin.

“Employee Benefit Plan” means every plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA); pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA); or salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), that is (a) maintained or contributed to by any Seller, (b) that any Seller has committed to implement, establish, adopt or contribute to in the future,  (c) for which any Seller is or may be financially liable as a result of the direct sponsor’s affiliation with any Seller, or any Seller’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any Seller for the benefit of its employees or former employees) or (d) for or with respect to which any Seller is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.

“Environmental and Safety Requirements” means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or Remediation of any Hazardous Material, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §§ 1804 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136, et seq., as amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651, as amended, and the rules and regulations promulgated thereunder, as well as all analogous state, federal and local Laws.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow” has the meaning set forth in Section 2.3(b)(ii).

“Escrow Agent” means Fidelity National Title.

 “Estimated Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Franchise Agreements” has the meaning set forth in the Recitals and means the License Agreements set forth on Exhibit B.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the Fundamental Documents of a corporation would include its charter and bylaws.

“Funded Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of any Seller for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course of business); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by any Seller, or in effect guaranteed, directly or indirectly, in any manner by any Seller, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by any Seller, even though such Seller has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state, county or local.

“Hazardous Material” means any waste, substance, product, or other material (whether solid, liquid, gas or mixed): (a) which is hazardous, toxic, infectious, explosive, corrosive, reactive, ignitable, radioactive, carcinogenic or mutagenic; (b) which is defined, or referred to, as a “pollutant”, “contaminant,” “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “radioactive material,” “solid waste” or other similar designation in, or otherwise subject to regulation or restriction under, any Environmental and Safety Requirements; or (c) without limitation, which contains polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radioactive materials, lead-based paint, ureaformaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof or any substance derived therefrom).

 “Hennepin County Robins” has the meaning set forth in the preamble of this Agreement.

“Indemnification Escrow Agreement” has the meaning set forth in Section 2.3(a)(v).

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” has the meaning set forth in Section 2.5(d).

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, url’s, and corporate and limited liability company names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights and (g) all copies and tangible embodiments thereof.

“Inventory” has the meaning set forth in Section 1.1(c).

“Knowledge” means a Person’s actual knowledge.  For the purposes of this Agreement, the “Sellers Knowledge,” the “Knowledge of the Sellers,” and the like shall mean the actual knowledge of Timothy W. Gotzion and each of the general managers of the Restaurants.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Latest Financial Statements” has the meaning set forth in Section 3.5(a)(ii).

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity.

“Lease Assignment Agreement” has the meaning set forth in Section 2.3(a)(iii).

“Leased Real Property” has the meaning set forth in Section 3.9(e).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” has the meaning set forth in Section 3.13(a).

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), claim, liability, charge, encumbrance, easements, reservations, restrictions, clouds, rights of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

“Liquor Licenses” means all permanent, definitive Permits issued by any Governmental Entities related to, or regulating, the manufacture and sale of alcoholic beverages at the Restaurants, including those listed on Schedule 3.8(b).

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person or Persons, (i) any change or effect that is materially adverse to the business, operations, assets, financial condition, liabilities or number of employees of such Person or Persons, taken as a whole, and (ii) to the extent such change has a reasonable likelihood of materially adversely affecting operating results of the Restaurants following the Transaction, a material adverse change in customer relations at the Restaurants.

A Material Adverse Change or Material Adverse Effect shall not be deemed to have occurred if the change or effect is caused by any one or more of the following: (a) any adverse change, effect, event, or development arising from or relating to (i) general business or economic conditions or specific conditions related to Red Robin restaurants generally, (ii) national or international political, terrorist or military related events, or (iii) changes in any Law after December 31, 2007; or (b) any event, occurrence, or circumstance with respect to which the Buyer had knowledge as of the date of this Agreement; provided however, solely for purposes of Section 6.4, “changes in any Law” in subsection (a)(iii) above shall be omitted.  A Material Adverse Change or Material Adverse Effect also will not have been deemed to have occurred in the event the same is cured or otherwise remedied on or before the Closing Date.

“Minnesota Robins” has the meaning set forth in the preamble of this Agreement.

“Most Recent Fiscal Year” shall have the meaning set forth in Section 3.5(a)(i)

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 413(c) of the Code.

“NCW Robins” has the meaning set forth in the Recitals.

“Net Working Capital” has the meaning set forth in Section 2.4(b).

“New Leases” has the meaning set forth in Section 6.9.

“Non-Solicitation Agreement” has the meaning set forth in Section 2.3(a)(iv).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Entity or arbitrator.

“Owned Real Property” has the meaning set forth in Section 3.9(e).

“Party” and “Parties” means the Buyer and the Sellers.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the ordinary course of business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts that are not delinquent, and (iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the usefulness of such real property to the operation of the Restaurants.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” has the meaning set forth in Section 3.18(a).

“Post-Closing True-Up” has the meaning set forth in Section 2.5(b).

“Prepaid Expenses” has the meaning set forth in Section 1.1(f).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or arbitrator.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Real Property Leases” has the meaning set forth in Section 3.9(e).

“Release” means any emission, release, spill, leak, disposal, discharge, escape, leaching, seepage, injection, pumping, pouring, emptying, emitting or other migration or release, whether intentional or unintentional, from any source at, on, into, under, over, from or upon the environment, including the air, soil, land surface, surface water, groundwater, subsurface strata, drain, facility, tank, impoundment, fixture, structure, improvement, sewer or septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal system.

“Remediation” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

 “Restaurants” has the meaning set forth in the Recitals.

“Seller” and “Sellers” have the meanings set forth in the preamble of this Agreement.

“Seller Group” has the meaning set forth in Section 9.2(b).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“SWDA” means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

“Tax” means any of the Taxes, and “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Threshold” has the meaning set forth in Section 9.2(c).

“Till Cash” has the meaning set forth in Section 1.1(d).

“Title Company” has the meaning set forth in Section 2.3(a)(xiv).

“Title Policies” has the meaning set forth in Section 6.14.

“Training Costs” has the meaning set forth in Section 5.10(c).

“Transactions” means the acquisition by the Buyer of the Restaurants pursuant to the terms of this Agreement.

“Year End Balance Sheet” has the meaning set forth in Section 3.5(a)(i).

ARTICLE XI
MISCELLANEOUS

11.1         No Third Party Beneficiaries.  Except as expressly set forth in Section 9.2, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2         Entire Agreement.  This Agreement, the other Documents referred to herein and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document including, without limitation, the letter of intent and term sheet dated January 28, 2008 between the Buyer and the Sellers.

11.3         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may assign any of its rights under any of the Documents to any Affiliate of the Buyer and/or make a collateral assignment of its rights for the benefit of its lenders; provided, however, that no assignment prior to the Closing shall relieve the Buyer of its obligations hereunder, and the Buyer shall guarantee the performance of all such obligations by its assignee.

11.4         Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.5         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, the next Business Day following the date of receipt of facsimile confirmation to the intended recipient at the facsimile number set forth therefor below (with hard copy to follow), or the next Business Day following date of confirmation of receipt (or refusal thereof) if sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to any of the Sellers:

Timothy W. Gotzion
Dane County Robins, Inc.
6592 Lake Road, Suite D
Windsor, WI 53598
Telephone: (608) 846-1531
Facsimile: (608) 846-1879

with a copy to:

Michael Best & Friedrich, LLP
One South Pinckney Street, Suite 700
Madison, WI 53703
Telephone: (608) 257-3501
Facsimile: (608) 283-2275
Attention: Matthew L. Storms

If to the Buyer:

Red Robin International, Inc.
6312 South Fiddler’s Green Circle, #200N
Greenwood Village, CO 80111
Telephone: 303-846-6060
Facsimile: 303-846-6013
Attention: Dennis B. Mullen

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Telephone: (303) 892-9400
Facsimile: (303) 892-7400
Attention: Ronald R. Levine II

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.7         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflicts of laws provisions.

11.8         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9         Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

11.10       Independence of Covenants and Representations and Warranties.  All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.11       Remedies.  Subject to Section 9.4, the Parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.  Without limiting the generality of the foregoing, the Sellers hereby agree that in the event any Seller fails to convey any Purchased Assets to the Buyer in accordance with the provisions of this Agreement, the Buyer’s remedy at law may be inadequate.  In such event, the Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of such Seller to convey such Purchased Assets.

11.12       Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.13       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

Buyer:	RED ROBIN INTERNATIONAL, INC.

By:
Name:
Title:

Sellers:	DANE COUNTY ROBINS, INC.

By:
Timothy W. Gotzion, President

MINNESOTA ROBINS, INC.

By:
Timothy W. Gotzion, President

HENNEPIN COUNTY ROBINS, INC.

By:
Timothy W. Gotzion, President

[Asset Purchase Agreement Signature Page]